Exhibit 99.1

For More Information
       Contact: James F. Oliviero
       KSW, Inc.
       (718) 340-1409
       joliviero@ksww.com

                              FOR IMMEDIATE RELEASE
                              ---------------------

           KSW, INC.'S THIRD QUARTER REVENUE UP 21.4% TO $25.5 MILLION
           -----------------------------------------------------------

      EPS Reaches 21 Cents in Third Quarter, 52 Cents for First Nine Months
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     Company has $18.96 Million in Cash, Equivalents and Marketable Equities
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Long Island City, New York - November 3, 2008 - KSW, Inc. (NASDAQ GM: KSW),  and
its subsidiary KSW Mechanical Services, Inc., collectively the "Company," a New York-based installer of heating, ventilation, air conditioning (HVAC) and process piping systems and provider of value engineering services, today announced financial results for the third quarter and first nine months of 2008.

Financial Highlights for the quarter ended September 30, 2008 include:

            o Total revenue increased by 21.4% in third quarter 2008 to $25.53 million as compared to $21.03 million in third quarter 2007;

            o Net income in third quarter 2008 increased by 36.9%, to $1.32 million, or $0.21 per basic and fully diluted shares, up from $964,000, or $0.16 per basic and $0.15 fully diluted shares in the same period of the prior year;

            o As of September 30, 2008, cash, cash equivalents and marketable equity securities totaled $18.96 million;

            o   The Company is debt-free.

Financial Highlights for the nine months ended September 30, 2008 include:

            o Total revenues increased by $9.7 million, or 16.6%, to $68 million, as compared to $58.3 million for the nine months ended September 30, 2007;

            o Net income rose by 18.9%, to $3.2 million, or $0.52 per share-basic and $0.51 per share-diluted, as compared to net income of $2.7 million, or $0.44 per share-basic and diluted for the nine months ended September 30, 2007;

Chairman of the Board Floyd Warkol commented, "We have been careful to ensure that we have a reserve of cash and cash equivalents, which is the safest way to weather the current economic crisis. Even in harsh economic times, KSW's ability to save owners money makes us better positioned than other contractors."

KSW currently has over 20 projects underway in New York City, including the Trump International Hotel and Tower in Manhattan's Soho area, the 52-story luxury rental and hotel building at 839 Sixth Avenue in Manhattan, an ultra-luxury residential tower at 56 Leonard Street, and the New York Presbyterian Hospital's Cardiovascular Center in upper Manhattan. KSW has also been selected as the HVAC Trade Manager for pre-construction services on three new hospital projects.

                    KSW, INC. SELECTED FINANCIAL INFORMATION
                 (in thousands, except share and per share data)

                            Three Months Ended September 30, 2008          Three Months Ended September 30, 2007
                            -------------------------------------          -------------------------------------
Revenues                                       $   25,527                                     $   21,027

Gross profit                                   $    3,709                                     $    2,845
Net income                                     $    1,321                                     $      964

     Earnings per common share:
Basic                                          $     0.21                                     $     0.16
Diluted                                        $     0.21                                     $     0.15

Weighted average common shares
outstanding:
  Basic                                         6,287,825                                      6,182,637
  Diluted                                       6,341,282                                      6,284,395

                            Nine Months Ended September 30, 2008           Nine Months Ended September 30, 2007
                            -------------------------------------          -------------------------------------
Revenues                                      $   68,016                                     $   58,338

Gross profit                                  $    9,188                                     $    8,143

Net income                                    $    3,235                                     $    2,722

     Earnings per common share:
Basic                                         $     0.52                                     $     0.44
Diluted                                       $     0.51                                     $     0.44

Weighted average common shares
outstanding:
  Basic                                        6,276,434                                      6,137,347
  Diluted                                      6,333,594                                      6,237,379

About KSW

KSW, Inc., through its wholly-owned subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely",
"should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, those detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified  in  their  entirety  by  such  factors.  The  Company  disclaims  any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.